Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-166986 and No. 333-183648) and Form S-3 (No. 333-176700, No. 333-112899 and No. 333-188848) of XPO Logistics, Inc. of our report dated February 8, 2013, with respect to the consolidated balance sheets of Pacer International, Inc. and subsidiaries as of December 31, 2012 and 2011, and related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, which report appears in this Form 8-K of XPO Logistics, Inc. dated January 27, 2014.

/s/ KPMG LLP

Columbus, Ohio

January 27, 2014